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                        FULFILLMENT SERVICING AGREEMENT


This Agreement between Firstar Trust Company (FTC) and The HomeState Group (hereafter referred to as the "Trust") is entered into on this 1st day of March, 1998.

WHEREAS, The Trust provides investment opportunities to prospective shareholders through an open end mutual fund; and

WHEREAS, FTC provides fulfillment services to mutual funds;

NOW THEREFORE, the parties agree as follows:

DUTIES AND RESPONSIBILITIES OF FTC

     1. Answer all prospective shareholder calls concerning any of the Trust funds listed in the attached Schedule A which may be modified from time to time.

     2. Send all available fund materials requested by the prospect within 24 hours from time of call.

     3. Receive and update all Trust fulfillment literature so that most current information is sent and quoted.

     4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

     5.   Maintain and store Trust fulfillment inventory.

     6. Send periodic fulfillment reports to the Fund as agreed upon between the parties.

     7.   As otherwise provided on the attached Schedule B.

DUTIES AND RESPONSIBILITIES OF TRUST

     1.   Provide Trust fulfillment literature updates to FTC as necessary.

     2. File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Company requests FTC send to prospective shareholders.

     3. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.
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     4.   Provide FTC with any sundry information about the Trust in order to answer prospect questions.

COMPENSATION

The Company agrees to compensate FTC for the services performed under this agreement in accordance with the attached Schedule C; Trust agrees to pay all invoices within ten days of receipt.

PROPRIETARY AND CONFIDENTIAL INFORMATION

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

YEAR 2000.   FIRSTAR WARRANTS THAT:

     (a) Occurrence in or use by Firstar's internal computing system and all systems utilized by Firstar in servicing the Trust (collectively the "Systems") of dates on or after January 1, 2000 ("Millennium Dates") or the occurrence of the Year 2000 will not adversely affect the performance of Firstar's services hereunder in any manner including, but not limited to, performance with respect to date-dependent data, computations, output, calculating, comparing, and sequencing. The core systems to which this warranty relates are:

          The PAR System - Transfer agent shareholder accounting and shareholder servicing
          The CPORT System - Fund Accounting
          The AMtrust System - Custody
          The Blue2 System - Blue Sky
          The Mutual Direct System - Fulfillment

     (b) The Systems will create, store, process, and output information related to or including Millennium Dates without errors or omissions and at no additional cost to the Trust.

     (c) The Systems will be Year 2000 compliant on or before January 31, 1999 and, if such compliance will not be achieved by such date, Firstar will provide written notice of such noncompliance to the Trust on or before January 31, 1999 along with a detailed description of the status of such Y2K remediation and an expected
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          date of compliance, which the Trust shall consider and determine in its sole discretion whether to terminate the Agreement. If the Trust determines to terminate the Agreement for such noncompliance, there shall be no additional cost or expense to the Trust related to such termination.

     (d) The Systems will not disturb the Trust's computer system regarding date-related issues.

          At the Trust's request, Firstar will provide evidence sufficient to demonstrate that the Systems meet the foregoing requirements including, but not limited to, evidence of testing and performance. This warranty and covenant shall remain in effect during the term of this Agreement. In the event of a breach of this warranty, the Trust shall have available all remedies under the law or equity, including, but not limited to, direct, incidental, and/or consequential damages. This warranty and this remedy provision shall supersede other clauses in this Agreement or other agreements between the Trust and Firstar which are inconsistent with this clause and in the case of inconsistency, the warranty and remedy provisions in this clause shall be controlling.

TERMINATION

This agreement may be terminated by either party upon 30 days' written notice.

LIMITATION OF LIABILITY

FTC hereby acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Section 13 of its Declaration of Trust. FTC agrees that the Fund's obligations under this agreement with respect to the Trust and any other specific funds shall be limited to such Trust and to its assets, and that FTC shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any trustee, officer, employee or agent of the Trust, nor from the assets of shareholders of any other funds.

Dated this 1st day of March, 1998.


FIRSTAR TRUST COMPANY                   THE HOMESTATE GROUP


By: /s/ Michael C. McVoy                By: /s/ Scott L. Rehr
   ---------------------------------       -----------------------------


Attest: /s/ Gail Zess                   Attest: /s/ Daniel Moyer
       -----------------------------           -------------------------
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                             MUTUAL FUND SERVICES
                         FULFILLMENT SERVICE FEATURES


 .    Respond to prospective customer telephone calls and
     written requests for literature

 .    Communicate fund information to prospects

 .    Record prospect leads to lead file database

               Name and address

               Source of lead

               Telephone number

 .    Fulfill prospect requests - insert and mail requested literature

 .    Maintain and track inventory of all fund forms

 .    Laser printed customized prospect letter

 .    Customized fund group letter

 .    Automated edit for blue sky state registration

 .    Interface with zip/city/state database

               Automated, accurate population of city, state

 .    Track and report sources of leads

 .    Customized lead file reporting

               By lead type

               By lead source